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Corillian Reports Record Second Quarter Results—Beats Consensus EPS Estimate
and Projects Q1 2002 EBITDA Breakeven

    PORTLAND, Ore.—July 26, 2001—Corillian Corp. (NASDAQ: CORI), a leading global provider of eFinance solutions, today reported record financial results for its second fiscal quarter ended June 30, 2001 and projected to reach EBITDA breakeven in the first quarter of 2002.

    Revenue for the second quarter was $15.2 million, a 166 percent increase over revenue of $5.7 million for the same quarter of 2000 and an 11 percent increase over first quarter 2001 revenue of $13.7 million. Excluding non-cash charges related to the amortization of deferred stock-based compensation and acquisition-related intangible assets, pro forma net loss for the second quarter was $5.6 million, and pro forma net loss per share was $0.16 on 34.5 million weighted shares outstanding. These results beat the First Call consensus pro forma net loss per share estimate of $0.17.

    Net loss for the quarter was $8.3 million, including non-cash charges of $2.7 million related to the amortization of deferred stock-based compensation and acquisition-related intangible assets, resulting in a net loss per share of $0.24 on 34.5 million weighted shares outstanding. The net loss per share for the comparable prior year period was $0.34 on 27.3 million weighted shares outstanding.

    "We are extremely pleased with our financial and operating performance for the second quarter and the progress we have made towards reaching profitability," said Ted Spooner, CEO of Corillian. "I am particularly encouraged by the revenue we derived in the quarter from recurring revenue streams such as maintenance and additional seat licenses. Our customers are seeing strong demand for their online financial services, and Corillian is delivering the solutions to drive and support that growth."

Recent Highlights

  •
  As of the end of the second quarter, there were nearly 2.5 million active end users on Voyager platforms, compared to fewer than 530,000 end users as of June 30, 2000, an increase of more than 350 percent. Potential DDA accounts for live Voyager implementations are estimated to be approximately 23.3 million, resulting in approximately an 11% penetration of existing live customers. Potential DDA accounts for all Voyager customers are estimated to be 39.4 million.

  •
  Recent customers signed include: Corillian's 14th top 80 U.S. bank; BCB Bank, one of the top five banks in Malaysia; $30 billion asset Bank of Bangkok; Unisys Corporation and The Golden 1 Credit Union, the sixth largest credit union in the U.S. As of June 30, 2001, Corillian had 52 Voyager customers, compared to 37 customers on June 30, 2000.

  •
  Unisys expanded its relationship with Corillian by licensing its aggregation technology to launch "Unisys e-@ction Account Aggregation Solution" for the European market.

  •
  Recent customers that went live include: Eurobank, International Bank of Commerce, Hewlett-Packard Employees FCU, Hughes Aircraft Employees FCU and University of Wisconsin Credit Union. In addition, M&T Bank launched small business banking through Corillian's Business Finance Suite.

  •
  Corillian signed a strategic agreement with Compaq to resell and implement Corillian's Voyager platform in the Latin American market.

Business Outlook

    The following forward-looking statements are based on our current expectations and are subject to risks and uncertainties. Actual results may differ materially. The current expectations do not include the effect of any potential mergers and acquisitions activity.

    Based on our current backlog of projects in implementation and our sales pipeline, we expect revenue for the third quarter of 2001 to be in the range of $15.5 to $16.5 million. Revenue for the year 2001 is expected to be $62 to $64 million.

    We expect gross profit margin to be in the range of 46 to 48 percent in the third quarter of 2001. Gross profit margin is expected to be in the range of 45 to 47 percent for the year 2001.

    We anticipate operating expenses, excluding non-cash charges related to the amortization of deferred stock-based compensation and acquisition-related intangible assets, to be in the range of $12.3 to $12.5 million for the third quarter of 2001 and $49 to $51 million for the year 2001.

    Cash and equivalents as of the end of the second quarter were $26 million. Net cash used in operations during the second quarter was approximately $9 million. However, during the first three weeks of this month, we collected approximately $5 million in cash from receivables outstanding as of June 30, 2001. We anticipate that net cash used in operations during the second half of the year will decline significantly.

    We anticipate that we will break even on an EBITDA basis in the first quarter of 2002. Based on our current cash usage projections, we believe our cash position is more than sufficient to reach cash breakeven.

About Corillian Corporation

    Based in Oregon, and with international offices in Europe, Asia and Australia, Corillian Corporation is an award-winning provider of eFinance-enabling software for the financial services industry. Built on the Microsoft Windows 2000 platform, Corillian applications support Internet banking, bill delivery and payment, brokerage, customer relationship management, enhanced data aggregation, and small business transactions. Voyager can be deployed on-site at the financial firm or in the state-of-the-art Corillian Data Center. Corillian technology also enables Open Financial Exchange (OFX) access by finance management software packages such as Quicken®, QuickBooks® and Microsoft® Money. For more information about Corillian Corporation, visit our Web site at www.corillian.com.

    # # #

    Corillian Corp. will hold a conference call at 5:00 p.m. EST on July 26, 2001 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian's corporate Web site at http://investor.corillian.com.

    Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian's business outlook and prospects for success in the Internet banking software industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian's solutions do not continue to gain market acceptance, that Corillian faces pricing pressure in winning new deals or fails to sign new customers, that Corillian does not recognize an increased mix of license and maintenance revenues, that Corillian does not continue to see improvements in the utilization of its professional services personnel, that Corillian encounters significant problems in installing its software at its existing customers, that Corillian is not successful in managing the capital and human resources necessary for the development of its international operations, that the third-party customers of Corillian Services terminate their contracts with Corillian Services and that financial institutions do not continue to demand Internet banking solutions or are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian's reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-Q for the quarter ended March 31, 2001.

—Financial Tables to Follow—

CORILLIAN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2001	December 31, 2000
ASSETS
Current assets:
Cash and cash equivalents	$25,935	$49,150
Accounts receivable	11,115	8,649
Other current assets	10,070	6,172

Total current assets	47,120	63,971
Property and equipment, net	15,145	11,484
Intangible assets, net	18,802	22,769
Other assets	2,686	2,934

Total assets	$83,753	$101,158

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,817	$14,681
Deferred revenue	7,209	5,996
Current portion of long term debt and capital lease obligations	2,458	1,983
Other current liabilities	94	12

Total current liabilities	20,578	22,672
Long term debt and capital lease obligations, less current portion	4,894	5,265
Other long-term liabilities	1,238	628

Total liabilities	26,710	28,565

Shareholders' equity
Common stock	124,558	123,203
Deferred stock-based compensation	(2,664)	(4,164)
Unrealized translation (loss)/gain	(13)	30
Accumulated deficit	(64,838)	(46,476)

Total shareholders' equity	57,043	72,593

Total liabilities and shareholders' equity	$83,753	$101,158

CORILLIAN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

For the Quarter Ended

	June 30, 2001	March 31, 2001	June 30, 2000
Revenue	$15,213	$13,690	$5,723
Cost of revenue	8,507	8,304	4,568

Gross profit	6,706	5,386	1,155

Operating expenses:
Sales and marketing	5,026	5,320	3,702
Research and development	3,628	3,753	4,122 (1)
General and administrative	3,657	3,832	1,775
Amortization of intangibles	2,052	2,029	—
Amortization of deferred stock-based compensation	633	791	1,488

Total operating expenses	14,996	15,725	11,087

Loss from operations	(8,290)	(10,339)	(9,932)
Other income, net	(9)	276	759

Net loss	$(8,299)	$(10,063)	$(9,173)

Basic and diluted net loss per share	$(0.24)	$(0.29)	$(0.34)
Pro forma basic and diluted net loss per share	$(0.16)	$(0.21)	$(0.21)
Shares used in computing basic and diluted net loss per share	34,532	34,335	27,263
Shares used in computing pro forma basic and diluted net loss per share	34,532 (2)	34,335 (2)	30,320 (2)
Pro forma net loss(3)	$(5,614)	$(7,243)	$(6,348)
Other income, net	9	(276)	(759)
Depreciation	1,146	1,013	401

EBITDA(4)	$(4,459)	$(6,506)	$(6,706)

(1)
Quarter ended June 30, 2000 includes $1,337 of merger-related charges for the acquisition of InterTech Systems.

(2)
Shares used in computing pro forma basic and diluted net loss per share assume that all shares of preferred stock were converted at their respective dates of issuance.

(3)
Excludes the amortization of deferred stock-based compensation and acquisition-related intangible assets, as well as merger-related charges for the acquisition of InterTech Systems, for the periods presented.

(4)
Earnings before other income, net, depreciation and amortization, as well as merger-related charges for the acquisition of InterTech Systems.

CORILLIAN CORPORATION

KEY OPERATING DATA

	June 30, 2001	March 31, 2001	June 30, 2000
Active end users	2,445,739	1,987,253	529,433
Total Voyager Internet banking customers	52	48	37
Live Internet banking customers	34	30	18

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Corillian Reports Record Second Quarter Results—Beats Consensus EPS Estimate and Projects Q1 2002 EBITDA Breakeven
CORILLIAN CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
CORILLIAN CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) For the Quarter Ended
CORILLIAN CORPORATION KEY OPERATING DATA